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The following is a transcript of the interview Dr. Mark Dybul, Chief Executive Officer of Renovaro Biosciences Inc. (NASDAQ:RENB) (“Renovaro”) gave to Innovators by Jane King, which was published on December 6, 2023. While effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Renovaro believes that none of these are material.

Jane King: Renovaro Biosciences is an advanced preclinical biotechnology firm in cell, gene and immunotherapy focused on solid tumors with short life expectancy. So, here to explain more about that and the company in general, Mark Dybul, the CEO of Renovaro Biosciences. Welcome and give us an overview of the company. Let’s start there.

Mark Dybul: Thanks, Jane. It’s great to be with you. The Renovaro Biosciences has been around now for a little more than five years. And we’ve been developing an advanced, as you mentioned, therapy for cancer and our vision really is a future free from chemotherapy, toxic chemotherapy. So we’re using immunotherapy with cells and that are genetically modified to retrain the immune system to be able to control cancers, we believe, without toxic chemotherapy. So that your own immune system, which failed, why you have cancer, can be retrained so that it can successfully control the cancer to eliminate the need, we hope, for toxic chemotherapy. Now, the preclinical results are spectacular. They’ve all been done by UCLA Dr. Anahid Jewett, one of the leaders who was just named by Stanford University as one in the top 2% of scientists in the world, has done all the trials. And we see consistently across multiple animal models the same results, what she calls the holy grail of cancer research. 80 to 90% reduction in size of tumor, this is in pancreatic cancer to start. What’s left in that tumor sac is mostly effector immune cells still eating up the cancer. The third thing is in the bloodstream, we see correlates of the immune response we would predict to see with our immunotherapy, strong immune responses, which leads to the fourth piece of the holy grail, no metastases. So seeing that over and over again in animal models, makes us very hopeful that we will see something very similar in humans. And we start with cancers that are difficult to treat. Pancreatic cancers, what our models have been in. We also have some very promising results in liver cancer. Second line, there’s no good second line for liver cancer. Triple negative breast cancer is one of our targets, head neck cancer, other things are difficult to treat. And that’s because there are many people living with them. In the United States, 60,000 people a year are diagnosed with pancreatic cancer. I don’t know about you, but I’ve had family member dies. It’s a terrible disease. And so there’s that humanitarian component, but also because, and especially with biologic products like ours, the FDA is moving pretty quickly on approvals. And so you don’t even need to get to phase threes in many cases, as long as your phase two studies look like our animal studies do; you can get approval just with phase two studies. And so we’re looking at beginning clinical trials end of this coming year 2024 and have answers perhaps by the end of 2025, early 26, to be in the commercial marketplace if the results look like they do in humans, and we’re doing the studies not only in pancreatic, but in those other hard-to-treat tumors. And solid tumors are 80% of tumors. So it’s a big, big, big market, and if it works in cancers that are difficult to treat, it should work in cancers that are relatively easy to treat. So, there is that vision of how do we get to a future of stimulating the immune system so we don’t have to give toxic chemotherapy anymore.

Jane King: Yeah, that sounds very promising and exciting future. Can you talk a little bit more about your cell and gene therapies, particularly that you’re developing right now?

Mark Dybul: Yeah, it’s a little complicated. I’ll just give you the high level. We use dendritic cells that are derived from other people. So we take stem cells from another human being, and we, in the laboratory, stimulate those stem cells to become dendritic cells, which are the masters of our immune system. And we think that’s very important. We think it’s a mistake—we cannot outsmart nature, we cannot outsmart the immune system. And so picking a downstream cell like an NK cell, or a T cell, which are very important, is great, but why not let the immune system figure that out. And so we take dendritic cells from other people, we genetically modify them to upregulate key pieces on top of the dendritic cells that help orchestrate that whole immune system to bring in all of the immune system and then we load it with cancer. So it’s mostly off the shelf. As soon as we know the type of selfness a person has and have a bit of tumor, it’s right off the shelf and we can have it right back in two weeks for the patient and then hopefully we’ll have great results. But it is that combination of cell, gene and immunotherapy with those results we talked about. And we believe this combination with GEDi Cube pending shareholder approval will actually accelerate on multiple fronts. And I’m sure we’d love to talk about that.

Jane King: Yeah, so let’s talk about that, since you brought it up, how will GEDi Cube be able to enhance what you’re doing?

Mark Dybul: It’s actually a wonderful world of mutually reinforcing and in fact, a multiplier effect. So, we talked about the future of non-invasive, effectively, non-toxic chemotherapy being a thing of the past. But we also want to find cancer before it finds you. The earlier you identify cancer, the most better your likelihood is of success. And the AI component can bring that in. In fact, the first product we hope to have within 2024, again, pending shareholder approval, is actually a diagnostic test for cancer to try to pick it up earlier. So find cancer before it finds you. The second component is to predict whether or not people will respond well to therapies, and AI should allow us, we believe, to be able to do that with non-invasive approaches—to simply draw some blood. So after someone is diagnosed with cancer, select the therapy that’s most likely to succeed, and importantly, not select something that is unlikely to work. And then the third piece is picking up recurrence faster. Because the earlier you pick up recurrence, the more likely you are to succeed. So you’re looking at a world, we hope, of non-invasive ability to diagnose early, to predict which therapy will work and to detect recurrence and then have therapies that don’t require toxic chemotherapy for a better world for patients. Imagine—and this is possible today within 72 hours—but we imagine a future where a person comes in for a screening test to their doctor and early cancers picked up perhaps while they’re still in the waiting room, we can predict which therapy will work, and then we can follow that patient over time treating them with non-toxic therapy looking for the recurrence. Now that doesn’t need to be with our products right now. It can be with any product. And so we’re going to start actually with the big five tumors: colorectal cancer, breast cancer, prostate cancer, and other tumors that are the main cause of deaths—are a second leading cause of death in much of the world, including the United States. But we will then be able to use that information to strengthen our own portfolio, to pick what are those other cancers we want to look at, and then the data we collect in the clinical trials then reinforces the algorithms—the AI’s—to look even better for diagnosis, predicting therapeutic response and recurrence. So it’s kind of a holistic approach to a future free from pain to the people, to people living--suffering with cancers and their families, but also for their clinicians. Because if you can predict the response to therapy, instead of waiting six months—a year—on the wrong drug, while your cancer is growing and with the health system paying, for example, PD-1 inhibitors projected to be $145 billion market, 60% of people fail. Wouldn’t it be a good idea to know that before you start that therapy, so that the cancer doesn’t grow, and so that the health system isn’t spending money that isn’t going to work. So, improving the lives of patients for healthy longevity.

Jane King: That’s amazing the role that artificial intelligence may play in medicine, and how it can make everything more efficient and more successful and quicker, and so as you just explained. So let’s talk a little bit about how you envision your therapies, helping people at some point in the future, where would you like—what’s kind of your roadmap? And where would you like to be in five years?

Mark Dybul: So yeah, so the roadmap for five years is “the sky’s the limit.” The roadmap in the shorter term is the exciting way to get to that five years. So first of all, on the therapeutic end, as I mentioned, because we’re targeting cancers that are difficult to treat, that will really alleviate suffering for so many people, we believe, again, assuming that human data look like the mouse data. Because of that, we can move relatively quickly through the regulatory system. And if all goes well, we project we could actually have those therapies available for people in the general public by the end of 2025, beginning of 2026—so not that far in the future—and then increase over time, the access to that therapy. We also have second, third generations, we can always improve it, make it better, make it easier for people to take, although this is a very easy product because it’s cells from other people and we don’t have to use that toxic chemotherapy. But there are other immunomodulators and things that could enhance therapy even more to get to that future of, at least in solid tumors and potentially liquid tumors like leukemias, no need for toxic chemotherapy within our lifetime, which is pretty exciting. On the GEDi Cube’s side, on the AI side, we expect to have our first product, which would be a test from blood for early diagnosis, in 2024, and potentially even within 2024, that predictor of whether or not therapy will respond, and that’s in 2024. So we can see not only helping patients in 2024, but also revenue beginning in 2024, and then expanding into 2025. The other wonderful thing from a commercial perspective, is the target market is the exact same for the AI technology and for the cell gene therapy products. Because it’s everyone, everyone’s basically our client—the patient, certainly, the clinical provider. I mean, you really want to know, I can’t tell you how excited oncologists are when we talk about predicting response to therapy—the potential to predict response to therapy—so they’re not giving their patients the wrong thing, knowing the cancer is growing. And then that early recurrence, that’s a hugely important approach. And so it’s the patient, it’s the clinician and clinician societies, its health systems that would want those AI products, and then it’s really general markets, you know, within the United States, Medicare, Medicaid. In Europe, national health systems. The GEDi Cube is actually based in Amsterdam. So we have a European and an American base that we will build out commercial markets for—target both at the same time. And then it’s the same client as the immunotherapy comes in. The other thing we’re doing and you know, I’ve been doing this a long time in many different fields, what I’ve noticed over time is that many companies do things in a linear fashion. We do not. We do them in parallel. So we’re already working on our internal review board approvals and everything for our product that we don’t expect to have beginning clinical trials for a year, because it can take six to eight months to get through all the red tape and all the procedures. In the same way, we will start moving towards the commercial market for the AI products in early next year, so that the groundwork is laid and people are aware and wanting what we have. Supply and demand is what determines commercial markets. So we need to have that supply, which we’re working hard on. But you also need to start building the demand early—the patient advocacy groups, the clinician groups, the medical systems—you have to start working with those early so that when your product hits, you have the commercial market and the demand there.

Jane King: Yeah, interesting how you’re doing those things parallel instead of one after the other.

Mark Dybul: You do after the other, it’s going to take a long, long time.

Jane King: Absolutely. It’s just more efficient. So, in your development of these therapies, have there been any obstacles? Challenges? How did you overcome those, if so?

Mark Dybul: That’s a great question. And you know, anyone who says they don’t have challenges and things are going smoothly, you should wonder if they’re telling you the truth. There are always challenges. So, we’ve had to modulate how we—what we call vectors—you know, how we, what we load our gene therapy into, and use different vendors. Some vendors have produced and some not. We’ve had to adjust who will produce this cell therapy. We’ve had to adjust some things based on our pre-IND—so the early meeting with the FDA—asking for things, most of which we anticipated, but then we had to do extra tests for that. But we have a very strong management system, and this is what I’ve been doing for 35 years. I’ve run six and a half billion dollar startups in the US government, four and a half billion dollar international programs, delivering products all over the world. You have to really actively project manage. And so we have very regular project management teams, we have red flag systems. So as soon as we pick up an indication that there’s a problem, constantly have to troubleshoot. There’s always a solution, and we have a phenomenal team of people. And we have a phenomenal team of partners like Dr. Anahid Jewett at UCLA. We have Dr. Hans-Peter Kiem from Fred Hutchinson as one of our advisors. Rich Whitley, from the University of Alabama. You know, big names in our field. So we troubleshoot rapidly. And that’s why we’ve been able to pivot, and even with all of those challenges, stay on timelines. Management—a lot of things with startups and biotechs is, you know, it’s a bunch of scientists who haven’t run things, that haven’t managed a lot in terms of how do you get from A to B, and it’s all about the ideas. The ideas are the start, but it’s the management that gets you to your product and gets you to commercialization.

Jane King: Absolutely, and staying on top of things and following up. So, that’s so key. Well, Mark, congratulations and best of luck on the closing of the deal. And please let us know as your trials go on and as you develop with the AI. It would be interesting to hear how it’s all being incorporated into medicine.

Mark Dybul: Thank you. We’d love to do that. It’s an exciting time. I mean, the future is so bright for us to radically change our approach, really revolutionize medicine and determine the future of medicine.

Jane King: Thank you so much.

Mark Dybul: Thank you.

Forward-Looking Statements

This transcript contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events, or developments that Renovaro or GEDi Cube expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include but are not limited to, statements regarding the proposed Transaction, the expected closing of the proposed Transaction and the timing thereof, and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities, and anticipated future performance. Information adjusted for the proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that cost savings, synergies and growth from the proposed Transaction may not be fully realized or may take longer to realize than expected; the possibility that shareholders of Renovaro may not approve the issuance of new shares of Renovaro common stock in the proposed Transaction; the risk that a condition to closing of the proposed Transaction may not be satisfied, that either party may terminate the Transaction Agreement or that the closing of the proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the stock purchase agreement relating to the proposed Transaction; the risk that changes in Renovaro’s capital structure and governance could have adverse effects on the market value of its securities and its ability to access the capital markets; the ability of Renovaro to retain its Nasdaq listing; the ability of GEDi Cube to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on GEDi Cube’s operating results and business generally; the risk the proposed Transaction could distract management from ongoing business operations or cause Renovaro and/or GEDi Cube to incur substantial costs; the risk that GEDi Cube may be unable to reduce expenses; the impact of the COVID-19 pandemic, any related economic downturn; the risk of changes in regulations effecting the healthcare industry; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Renovaro’s or GEDi Cube’s control, including those detailed in Renovaro’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Renovaro’s website at www.renovarobio.com and on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. All forward-looking statements are based on assumptions that Renovaro and GEDi Cube believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither Renovaro nor GEDi Cube undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Important Additional Information Regarding the Merger Will Be Filed with the SEC and Where to Find It

In connection with the proposed Transaction, Renovaro intends to file a proxy statement (the “proxy statement”), and will file other documents regarding the proposed Transaction with the SEC. INVESTORS AND SECURITYHOLDERS OF RENOVARO ARE URGED TO CAREFULLY AND THOROUGHLY READ, WHEN THEY BECOME AVAILABLE, THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY RENOVARO WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENOVARO, GEDI CUBE AND THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Once complete, a definitive proxy statement will be mailed to the stockholders of Renovaro. Investors will be able to obtain free copies of the proxy statement, as may be amended from time to time, and other relevant documents filed by Renovaro with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Renovaro, including the proxy statement (when it becomes available), will be available free of charge from Renovaro’s website at www.renovarobio.com under the “Financials” tab.